UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2022

Robinhood Markets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40691	46-4364776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Willow Road

Menlo Park, CA 94025

(Address of principal executive offices) (Zip Code)

(844) 428-5411

(Registrant’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	HOOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 11, 2022, Robinhood Securities, LLC (“RHS”), a subsidiary of Robinhood Markets, Inc. (“Robinhood”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among RHS, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, amending and restating the $2.18 billion 364-day senior secured revolving credit facility entered into in April 2021.

The Credit Agreement provides for a 364-day senior secured revolving credit facility with a total commitment of $2.275 billion. Under circumstances described in the Credit Agreement, the aggregate commitments may be increased by up to $1.1375 billion, for a total commitment under the Credit Agreement of $3.65 billion. Borrowings under the Credit Facility must be specified to be Tranche A, Tranche B, Tranche C or a combination thereof. Tranche A loans are secured by users’ securities purchased on margin and are used primarily to finance margin loans. Tranche B loans are secured by the right to the return from National Securities Clearing Corporation (“NSCC”) of NSCC margin deposits and cash and property in a designated collateral account and used for the purpose of satisfying NSCC deposit requirements. Tranche C loans are secured by the right to the return of eligible funds from any reserve account of the borrower and cash and property in a designated collateral account and used for the purpose of satisfying reserve requirements under Rule 15c3-3 of the Securities Exchange Act of 1934, as amended. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to the greatest of (i) Daily Simple SOFR (as defined in the Credit Agreement) plus 0.10%, (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) and (iii) the Overnight Bank Funding Rate (as defined in the Credit Agreement), in each case, as of the day the loan is initiated, plus an applicable margin rate. The applicable margin rate is 1.25% for Tranche A loans and 2.50% for Tranche B and Tranche C loans. Undrawn commitments will accrue commitment fees at a rate per annum equal to 0.50%

The Credit Agreement requires RHS to maintain a minimum consolidated tangible net worth and a minimum excess net capital, and subjects RHS to a specified limit on minimum net capital to aggregate debit items. In addition, the Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to debt, liens, fundamental changes, asset sales, restricted payments, investments and transactions with affiliates, subject to certain exceptions. Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.

As of April 11, 2022, there are no borrowings outstanding under the Credit Agreement, so that a total of $2.275 billion remains available under the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of April 11, 2022, among Robinhood Securities, LLC, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robinhood Markets, Inc.

Date: April 14, 2022	By:	/s/ Jason Warnick
	Name:	Jason Warnick
	Title:	Chief Financial Officer